Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated balance sheet of GenMark Diagnostics Inc. (the “Company”) and subsidiaries (formerly Osmetech plc and subsidiaries) as of December 31, 2012, and the related consolidated statements of comprehensive loss, stockholders’ equity, cash flows for the years ended December 31, 2012 and 2011, appearing in the Annual Report on Form 10-K for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

March 11, 2014